Exhibit 10.15

ESCROW AGREEMENT

This ESCROW AGREEMENT (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of December     , 2018, by and among Raymond James & Associates, Inc., a Florida corporation (the “Placement Agent”), Vericity, Inc., a Delaware corporation (the “Company”, and together with the Placement Agent, sometimes referred to individually as “Party” or collectively as the “Parties”) and Computershare Trust Company, N.A. (the “Escrow Agent”).

WHEREAS, the Company will offer to sell shares of its common stock, par value $0.001per share (the “Shares”), to certain persons in a public offering registered under the Securities Act of 1933, as amended, pursuant to a registration statement and prospectus filed with the United States Securities and Exchange Commission (the “Prospectus”); and

WHEREAS, the Company has engaged the Placement Agent to assist the Company in connection with the sale of Shares pursuant to the terms of that certain letter agreement, dated as of April 18, 2016, as amended as of June 6, 2018 (the “Engagement Letter”), by and between the Company and the Placement Agent; and

WHEREAS, potential purchasers of the Shares (the “Investors”) will submit subscriptions and orders to purchase Shares together with payment of the purchase price for such Shares; and

WHEREAS, the Company must receive and accept subscriptions and orders for at least 14,875,000 Shares in order to complete the offering;

WHEREAS, the Parties desire to use an escrow agent to provide certain escrow functions in connection with such offer and sale; and

WHEREAS, the Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, intending to be legally bound, the parties hereto agree as follows:

1.    Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2.    Fund. Pursuant to the Prospectus, the Investors are directed to submit orders and payment for Shares they wish to purchase to the Placement Agent. The Placement Agent shall accept checks and money orders from the Investors and deposit them with the Escrow Agent (collectively, the “Escrow Deposit”). The Escrow Agent shall hold the Escrow Deposit and, subject to the terms and conditions hereof, shall invest and reinvest the Escrow Deposit and the proceeds thereof (the “Fund”) as directed in Section 3.

3.    Investment of Fund. (a) The Escrow Agent offers the custody of funds placed, at the direction of the Company, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. During the term of this Agreement, the Fund shall be held in a bank account (the “Escrow Account”), and shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at one or more of the banks listed in Schedule 4 to this Agreement, each of which shall be a commercial bank with capital exceeding $500,000,000 (each such bank an “Approved Bank”). The deposit of the Escrow Deposit in any of the Approved Banks shall be deemed to be at the direction of the Company. At any time and from time to time, the Company may direct Escrow Agent by written notice (i) to deposit the Escrow Deposit with a specific Approved Bank, (ii) not to deposit any new amounts in any Approved Bank specified in the notice and/or (iii) to withdraw all or any of the Escrow Deposit that may then be deposited with any Approved Bank specified in the notice. With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Such withdrawn amounts shall be deposited with any other Approved Bank or any Approved Bank specified by the Company in the notice.

(b) Any interest accrued, paid or payable on the Escrow Deposit shall belong to the Company. The Escrow Agent represents that the initial Escrow Account is expected to accrue interest on the Fund at a rate equal to 50% of the then current 1 Month Treasury Bill rate. Such interest shall accrue to the Fund within three (3) Business Days of each month end. The Parties acknowledge that Escrow Agent may, as a result of investing the Fund with any Approved Bank, be entitled to certain benefits with such Approved Banks; provided, however, that any such benefits shall not affect the Fund.

(c) The amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Deposit which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Escrow Agent is acting prudently and at their direction when depositing the Escrow Deposit at any Approved Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

4.    Claims and Payment; Release from Escrow

(a) As soon as the Escrow Agent receives joint written instructions substantially in the form of Schedule 1 as to the disbursement of the Fund (the “Joint Written Instructions”) signed by both an officer of the Company and an officer of the Placement Agent, the Escrow Agent shall transfer the Fund to the Company, the Placement Agent and any third party indicated in such notice, in the amounts specified by the Company and the Placement Agent in such Joint Written Instructions. Except as otherwise provided in this Agreement, the Escrow Agent shall rely conclusively on any Joint Written Instructions and shall have no responsibility to determine whether the information set forth therein, including the amount of the payment of the Fund, is accurate or correct.

(b) Rejection. If at any time prior to the release of an Investor’s subscription or order pursuant to the terms of this Agreement, the Company shall deliver to the Escrow Agent a written notice to the effect that any or all of the subscription or order of such Investor has been rejected (the “Rejected Subscription Amount”) by the Company, the Escrow Agent shall, promptly after receipt of such written notice, return to such Investor the amount of such Rejected Subscription Amount without any interest that may have accrued on such amount.

(c) Failure to Close. If at any time prior to the release of an Investor’s subscription pursuant to the terms of this Agreement, the Placement Agent and the Company shall deliver to the Escrow Agent a joint written notice stating that the closing conditions to the offering contemplated by this Agreement have not been satisfied, then the Escrow Agent shall, promptly after receipt of such written notice, return to each Investor indicated in such notice the amount of its subscription as specified in such notice without any interest that may have accrued on such amount.

(d) Reporting. The Escrow Agent shall provide the Placement Agent and the Company with an electronic statement on a daily basis showing the amount of funds received and posted, as well as any transfers made by the Escrow Agent. After receiving a check or money order from an Investor, the Escrow Agent shall deposit such funds into the Escrow Account as soon as the funds clear. The Placement Agent and the Company shall be entitled to inquire by telephone as to the balance of the Escrow Account from time to time.

(e) Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the balance in the Fund, the Escrow Agent shall release the balance in the Fund and shall have no liability or responsibility to the Parties for any deficiency.

(f) All Escrow Deposits received by the Escrow Agent are subject to clearance time, and the funds represented cannot be drawn until such time as the same constitutes good and collected funds.

(g) Upon delivery of any and all remaining balance in the Fund by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 8.

5.    Escrow Agent. (a) The Escrow Agent represents and warrants to the Parties that the Escrow Agent is a “bank” as defined in Paragraph (A) of Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. The deposit accounts of each Approved Bank is insured by the FDIC to the maximum amount permitted by law.

(b) All funds received from Investors by the Company or the Placement Agent in payment for the Shares (“Investor Funds”) will be delivered to the Escrow Account by noon Eastern Time on the next business day following the day upon which such Investor Funds are accepted by the Company or the Placement Agent, and shall, upon receipt of good and collected funds by the Escrow Agent, be retained in the Escrow Account by the Escrow Agent and invested as provided in Section 3(a) hereof. During the term of this Escrow Agreement, the Company and the Placement Agent shall instruct Investors to make all checks payable to the order of “Computershare Trust Company, N.A.as Escrow Agent for Vericity, Inc.” and shall cause all checks received by each of them in payment for the Shares to be endorsed in favor of the Escrow Agent and delivered to the Escrow Agent for deposit in the Escrow Account.

(c) The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Parties, in connection herewith, if any, nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall control. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Fund, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 11 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request.

The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including, without limitation, the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.

(d) The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. The Parties agree to pursue any redress or recourse in connection with any dispute without making the Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

6.    Succession. (a) The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Parties specifying a date when such resignation shall take effect. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties hereto. Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder.

(b) Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

7.    Compensation and Reimbursement. The Company agrees to (a) pay the Escrow Agent all reasonable compensation for the services to be rendered hereunder as described in Schedule 3 attached hereto, and (b) pay or reimburse the Escrow Agent upon request for all expenses, disbursements and advances, including, without limitation reasonable attorney’s fees and expenses, incurred or made by it in connection with the entry into, performance, modification and termination of this Agreement. The Escrow Agent shall have no lien on, or right to deduct from, the Fund, or proceeds thereof, for any sums owed to it under this Agreement.

8.    Indemnity. (a) Subject to Section 8(c) below, Escrow Agent shall be liable for any losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigations, investigations, costs or expenses (including without limitation, the fees and expenses of outside counsel and experts and their staffs and all expenses of document location, duplication and shipment)(collectively “Losses”) only to the extent such Losses are determined by a court of competent jurisdiction to be a result of Escrow Agent’s gross negligence or willful misconduct; provided, however, that any liability of the Escrow Agent will be limited in the aggregate to the Escrow Deposit placed with the Escrow Agent.

(b) The Parties shall jointly and severally indemnify and hold Escrow Agent harmless from and against, and Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement, except to the extent of liability described in Section 8(a) above.

(c) Without limiting the Parties’ indemnification obligations set forth in Section 8(b) above, neither the Parties nor the Escrow Agent shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d) This Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Escrow Agent for any reason.

9.    Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a) Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Parties identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

(b) Certification and Tax Reporting. The Parties have provided the Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9 and/or other required documentation. All interest or other income earned under this Agreement shall be allocated to the Company and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by the Company whether or not said income has been distributed during such year. Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent and warrant to the Escrow Agent that (i) there is no sale or transfer of an United States Real Property Interest as defined under IRC Section 897(c) in the underlying transaction giving rise to this Agreement; and (ii) such underlying transaction does not constitute an installment sale requiring any tax reporting or withholding of imputed interest or original issue discount to the IRS or other taxing authority.

10.    Notices. All communications hereunder shall be in writing and except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed to be duly given after it has been received and the receiving party has had a reasonable time to act upon such communication if it is sent or served:

(a) by facsimile or email;

(b) by overnight courier; or

(c) by prepaid registered mail, return receipt requested;

to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties in writing by registered mail, return receipt requested.

If to Company:

Vericity, Inc.

8700 W. Bryn Mawr Avenue, Suite 900S

Chicago, Illinois 60631

Tel: (800) 369-3990

Fax: 312-288-0073

Attn: John Buchanan, Esq. (General Counsel)

With a copy to:

Locke Lord LLP

111 S. Wacker Drive

Chicago, Illinois 60606

Tel: (312) 443-0700

Fax: (312) 443-0336

Attn: J. Brett Pritchard, Esq.

If to Placement Agent

Raymond James & Associates, Inc.

222 S. Riverside Plaza, 7th FL

Chicago, Illinois 60606

Tel: (312) 655-2613

Fax: (312) 612-7786

Attn: Allan D. Jean

allan.jean@raymondjames.com

With a copy to:

Stevens & Lee, P.C.

111 North 6th Street

Reading, PA 16103

Tel: (610) 478-2242

Attn: Wesley R. Kelso, Esq.

wrk@stevenslee.com

If to the Escrow Agent:

Computershare Trust Company, N.A.

8742 Lucent Boulevard, Suite 225

Highlands Ranch, CO 80129

Attention: Rose Stroud

Facsimile No. (303) 262-0608

Email: corporate.trust@computershare.com and

rose.stroud@computershare.com; jay.ramos@computershare.com

With a copy to:

Computershare Trust Company, N.A.

480 Washington Boulevard

Jersey City, NJ 07310

Attn: General Counsel

Facsimile No.: (201) 680-4610

Notwithstanding the above, in the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

11.    Security Procedures. (a) Notwithstanding anything to the contrary as set forth in Section 10, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to the Joint Written Instructions described in Section 4 of this Agreement, may be given to the Escrow Agent only by confirmed facsimile or email and no instruction for or related to the transfer or distribution of the Fund, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by email or by facsimile at the number provided to the Parties by the Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number.

(b) In the event funds transfer instructions are so received by the Escrow Agent by facsimile or email, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 2 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 2, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of the Parties’ respective executive officers, (“Executive Officers”), as the case may be, which shall include the titles of President, Chief Executive Officer, Controller, General Counsel and Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.

(c) The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.    Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.    Miscellaneous. The provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Escrow Agent and the Parties. Neither this Agreement nor any right or interest hereunder may be assigned in whole or in part by the Escrow Agent or any Party, except as provided in Section 6, without the prior consent of the Escrow Agent and the other parties. This Agreement shall be governed by and construed under the laws of the State of New York. Each Party and the Escrow Agent irrevocably waives any objection on the grounds of venue, forum non-conveniens or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court, in each case, sitting in New York County, New York. The Parties and the Escrow Agent further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party. If any provision of this Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. A person who is not a party to this Agreement shall have no right to enforce any term of this Agreement. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

VERICITY, INC.

By:

Name:

Title:

RAYMOND JAMES & ASSOCIATES, INC. As Placement Agent

By:

Name:	Allan D. Jean

Title:	Director of Mutual Bank Services

COMPUTERSHARE TRUST COMPANY, N.A. As Escrow Agent

By:

Name:	Jaddiel Ramos

Title:	Corporate Trust Officer

[Signature Page to Escrow Agreement]

SCHEDULE 1

JOINT WRITTEN INSTRUCTIONS

FOR RELEASE OF ESCROW FUNDS

Pursuant to Section 4(a) of the Escrow Agreement dated as of MONTH     , 2018, by and among Raymond James & Associates, Inc. (the “Placement Agent”), Vericity, Inc. (the “Company”) and Computershare Trust Company, N.A. (the “Escrow Agent”), the Placement Agent and the Company hereby instruct the Escrow Agent to release $[                    ] from the Escrow Account in accordance with the following instructions:

Wire Instructions:

Account Name:

Account Number:

Bank Name:

Bank ABA Number:

Bank Address:

For credit to:

Special Instructions:

Bank Check:
Payee Name:

Mailing Address:

Vericity, Inc.

By:
Name:
Title:

Raymond James & Associates, Inc.

By:
Name:
Title:

Date:

SCHEDULE 2

Telephone Number(s) and authorized signature(s) for

Person(s) Designated to give and confirm Funds Transfer Instructions

If from Company:

	Name	Telephone Number	Signature

1.

2.

3.
If from Placement Agent:
	Name	Telephone Number	Signature

1.	Allan D. Jean	(312) 655-2613

2.	Patrick T. DeLacey	(312) 612-7699

SCHEDULE 3

FEE SCHEDULE (INDICATIVE, TO BE CONFIRMED BASED ON DEAL TERMS, VALUE, VOLUMES, TIMING)

Account Set-Up	$2,500.00

Annual Administration	$2,500.00

Transaction Fees:

Per Manual Check Deposit

$10.00

(Fee would only apply if there is are instances where a check cannot be scanned because the ink isn’t dark enough or something else goes wrong, and it has to be manually deposited by Computershare)

Per Deficiency (bounced check)	$40.00

Per Outgoing Wire	$100.00

Per Refund Check, if applicable	$3.50

Legal Review, if applicable	By Appraisal

*

The above fees exclude expenses, out of pockets and assume the use of Computershare’s standard Escrow Agreement. We agree that in the event that the transaction and/or our services are begun but not completed for any reason, the above Account Set-Up and Annual Administration fees will be charged, plus the expense associated with work performed up to the point Computershare is notified. It is required that the Escrow Agreement be executed on or before the effective time of the Subscription Offering. This fee schedule is based upon information provided to date and may be subject to change. CRM#A-4EEKNE

SERVICES COVERED

•

Designating a project manager to carry out Escrow Agent duties, including document review and execution of legal agreement, review and establishment of procedures, project management, and on-going project updates and reporting

•	Establishing Escrow account at Bank of America (“BOA”) for deposit of subscription funds

•	Reporting deposits received, account balances and reconciling deposits as necessary

•	Wiring subscription funds and interest earned to the appropriate parties following the expiration of the subscription offering

ASSUMPTIONS

•	Fee schedule based upon approximately 4-6k subscriptions and $148 - $201 million in escrowed funds

•	Significant changes made in the terms or requirements of this transaction could require modifications to the Escrow Agreement and Fee Schedule

•	Services associated with new duties, legislation or regulatory fiat which become effective after the date of this fee schedule, will be provided on an appraisal basis

•	All out of pocket expenses such as checks, postage, stationery, wire transfers, etc. will be billed as incurred

•	Fees and out of pocket expenses associated with check scanners and remote deposit capture, will be billed as a straight pass through to our client

The foregoing fees are exclusive of all applicable taxes, costs for extraordinary services or events, and of reasonable legal costs and out-of-pocket expenses that may be incurred. Additional charges will be imposed for services not specifically priced or for extraordinary events, including, but not limited to, claims, threatened or actual litigation or default situations. Fees are subject to adjustment should activity levels justify it. Fees are subject to acceptance by Computershare’s new business acceptance committee, and receipt of all required documentation for us to comply with any applicable anti-money laundering and anti-terrorism regulation, policy or guideline. Interest may be charged on overdue invoices.

SCHEDULE 4

APPROVED BANKS

Bank of America
BMO Harris Bank, N.A.
ANZ
Societe Generale
Citibank,N.A.
Bank of the West
PNC Bank NA
Huntington Bank
BNP Paribas
BB&T